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                                                                    Exhibit 14.1


                            KIMCO REALTY CORPORATION
                                CODE OF CONDUCT


Dear Kimco Associate:

         Kimco Realty Corporation is dedicated to conducting its business consistent with the highest standards of business ethics. We have an obligation to our Associates, shareholders, customers, tenants, community representatives and other business contacts to be honest, fair and forthright in all of our business activities.

         As an Associate of the Company, you are faced every day with a number of business decisions. It is your personal responsibility to uphold the Company's high standards of business ethics in each and every one of these situations. It is not possible for our Code of Business Conduct and Ethics to address every situation that you may face. If you use your good business judgment and experience, the majority of your business decisions are not likely to raise ethical issues. When you are faced with an ethical issue, we hope that this Code will serve as a guide to help you make the right choice.

         We encourage you to take this opportunity to review our policies and to discuss any questions you may have with the Vice President of Human Resources directly. The guidelines set out in this Code are to be followed at all levels of this organization by our directors, officers, Associates and agents. We rely on you to uphold our core values and conduct our business honestly, fairly and with integrity.



Sincerely,



Milton Cooper and on Behalf of the Board of Directors
Chairman of the Board
Chief Executive Officer
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INTRODUCTION

PURPOSE

         This Code of Business Conduct and Ethics (the "Code") contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. This Code should be considered to be a minimum standard. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

         This Code applies to all of our directors, officers, Associates and agents, wherever they are located and whether they work for the Company on a full or part-time basis. We refer to all persons covered by this Code as "Company Associates" or simply "Associates." We also refer to our principal executive officer, our principal financial officer, our principal accounting officer and our controller as our "principal officers."

SEEKING HELP AND INFORMATION

         This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you are faced with a difficult business decision that is not addressed in this Code, ask yourself the following questions:

         o        Is it legal?

         o        Is it honest and fair?

         o        Is it in the best interests of the Company?

         o        How does this make me feel about myself and the Company?

         o Would I feel comfortable if an account of my actions was published with my name in the newspaper?

If you still feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company's high ethical standards, seek help. We encourage you to contact the Vice President of Human Resources. In addition, the Company has established on its Intranet website the Accounting Ethics Helpline (the "Helpline"), at kci.kimcorealty.com. By accessing this Helpline, all Associates may e-mail any reports with respect to this Code or with respect to accounting and auditing matters. This Helpline is anonymous. The Company will address each report submitted on the Helpline.


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REPORTING VIOLATIONS OF THE CODE

         All Associates have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others should not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its Associates.

         If you know of or suspect a violation of this Code, immediately report the conduct to the Vice President of Human Resources, who will work directly with you to investigate your concern, or you may use the Helpline and report the violation anonymously.

         It is the Company's policy that any Associate who violates this Code will be subject to appropriate discipline, including potential termination of employment, determined by the Vice President of Human Resources based upon the facts and circumstances of each particular situation. An Associate accused of violating this Code will be given an opportunity to present his or her version of the events at issue to the Vice President of Human Resources prior to any determination of appropriate discipline. Any Associate who fails to report known or suspected violations by another Associate may also be subject to appropriate discipline. Furthermore, Associates who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties in such situations, not to mention damage to the Company's reputation and standing in the community. In short, your conduct as an Associate of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

CONFIDENTIALITY AND POLICY AGAINST RETALIATION

         All questions and reports of known or suspected violations of the law or this Code will be treated with sensitivity and discretion. The Vice President of Human Resources and the Company will protect your confidentiality to the extent possible consistent with law and the Company's need to investigate your concern. The Company strictly prohibits retaliation against an Associate who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an Associate because the Associate, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

WAIVERS OF THE CODE

         Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code for Associates may be made only by an executive officer of the Company at the request and with the concurrence of the Vice President of Human Resources. The Audit Committee of the Board of Directors shall be notified upon the grant of any such waiver. Any waiver of this Code for our directors, executive officers or other principal officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public as required by laws of the New York Stock Exchange.


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CONFLICTS OF INTEREST

IDENTIFYING CONFLICTS OF INTEREST

         You should always bear in mind that the reputation of the Company's honesty, fairness, and business integrity is vital to success and therefore a paramount concern. You should conduct yourself accordingly, and always avoid even the appearance of a potential conflict of interest. All Associates are expected to maintain the highest of ethical standards.

         A conflict of interest occurs when an Associate's private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. You should actively avoid any private interest that may influence your ability to act in the best interests of the Company or that makes it difficult to perform your work objectively and effectively. It is difficult to list all of the ways in which a conflict of interest may arise.

         No Associate should be employed by, serve as a director of, or provide any services to a company that is a customer, tenant or competitor of the Company.

         No Associate should have a significant financial interest (ownership or otherwise) in any company that is a customer, tenant or competitor of the Company. A "significant financial interest" means (i) ownership of greater than 1% of the equity of a customer, tenant or competitor or (ii) an investment in a customer, tenant or competitor that represents more than 5% of the total assets of the Associate.

         No Associate should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a customer, tenant or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

         No Associate should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

         In general, no Associate may obtain improper personal benefits or favors because of his or her position with the Company. Transactions with outside firms must be conducted within a framework established and controlled by the Company. Business dealings with outside firms should not result in unusual gains for the outside firm or the Associate. Unusual gain refers to bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls designed to ultimately benefit either the outside firm or the Associate. Dealings that could be interpreted to involve unusual gain to any of the parties involved require specific approval from the Vice President of Human Resources.


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         An actual or potential conflict of interest occurs when an Associate is in a position to influence a decision that may result in a personal gain for that Associate or for a relative of the Associate as a result of the Company's business dealings. Personal gain may result not only in cases where an Associate or relative has a significant financial interest in, or is employed by, a firm with which the Company does business, but also when an Associate or relative receives any loan, kickback, bribe, substantial gift or special consideration as a result of any transaction or business dealings involving the Company. Please see "Gifts and Entertainment" below for additional guidelines in this area.

         Associates and their relatives shall exercise caution, prudence and good judgment before accepting any gift, entertainment, services, or promises of future benefits from any person, group or agency who might benefit or appear to benefit from the Associate's connection with the Company. For the purpose of this Code, a relative is any person who is related by blood or marriage, or whose relationship with the Associate is similar to that of persons who are related by blood or marriage.

DISCLOSURE OF CONFLICTS OF INTEREST

         The Company requires that Associates fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to the Vice President of Human Resources. While such situations are not automatically prohibited, they are not desirable and may only be waived by an executive officer of the Company at the request and with the concurrence of the Vice President of Human Resources. Conflicts of interest of our directors, executive officers or other principal officers may only be waived by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

         With respect to relatives, Associates should report to the Vice President of Human Resources any situation involving relatives that reasonably could be expected to give rise to a conflict of interest. The Vice President of Human Resources will consider the appropriate measures, if any, that should be taken to mitigate the potential conflict of interest. It is also inappropriate for you to discuss the Company's confidential information with relatives that have such conflicting interests.

CORPORATE OPPORTUNITIES

         As an Associate of the Company, you have an obligation to put the interests of the Company ahead of your personal interests and to advance the Company's interests when the opportunity to do so arises. If you discover a business opportunity while employed by the company or through the use of corporate property or information because of your position with the Company, you must first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No Associate may use corporate property, information or his or her position for personal gain, and no Associate may compete with the Company either directly or indirectly.


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         The Company requires that you fully disclose to the Vice President of
Human Resources the terms and conditions of each business opportunity that you wish to pursue. The Vice President of Human Resources and the appropriate management personnel will determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, which must be authorized by an executive officer of the Company with the concurrence of the Vice President of Human Resources, you may pursue the business opportunity on the same terms and conditions offered to the Company and consistent with the other ethical guidelines set forth in this Code including specifically the conflicts of interest provisions. Business opportunities available to directors, executive officers and other principal officers may only be waived by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

CONFIDENTIAL INFORMATION

         Associates have access to a variety of confidential business information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed, such as client lists. If you have any doubts whether any information or data concerning the Company is confidential, you must refrain from disclosure and check with the Vice President of Human Resources. Associates have a duty to safeguard all confidential information, except when disclosure is authorized or legally mandated. An Associate's obligation to protect confidential information continues after an Associate leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company and could result in legal liability to you and the Company.

         When discussing or in possession of confidential information, Associates should always be aware of their surroundings. Associates should not discuss Company business in the presence of Associates or others who do not have a right or need to know. Associates should be particularly careful in public places, including restaurants, airplanes, commuter trains and public pay phones. In appropriate circumstances, disclosure of confidential information may be authorized by the Vice President of Human Resources or other appropriate Company personnel. Any outside requests for Company business information should only be handled by authorized persons. Any question or concern regarding whether disclosure of Company information is legally mandated or who is authorized to disclose Company business information should be promptly referred to the Vice President of Human Resources.

         As a result of the Company's business relationships with customers, tenants and others, Associates may also have access to and be entrusted with confidential information of other companies. In these cases, other companies' confidential information must be afforded the same protection as the Company's confidential information.

         Violation of these confidentiality obligations may result in discipline up to, and including, dismissal for a first offense.

COMPETITION AND FAIR DEALING

         The Company competes vigorously but fairly. All Associates are obligated to deal fairly with the Company's customers, tenants and competitors. Associates will not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair-dealing practice.


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RELATIONSHIPS WITH CUSTOMERS

         Our business success depends upon our ability to foster lasting customer relationships. Trust is the cornerstone of these relationships. To build trust, the Company is committed to dealing with customers fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

         o Information we supply to customers should be current, accurate, and complete to the best of our knowledge. Associates should never deliberately misrepresent information to customers.

         o Customer entertainment should never exceed reasonable and customary business practice. Associates should never provide entertainment or other benefits that could be viewed as an inducement to or a reward for customer purchase decisions. Please see "Gifts and Entertainment" below for additional guidelines in this area. If you have any questions or doubt about customer entertainment, speak to the Vice President of Human Resources.

RELATIONSHIPS WITH TENANTS

         The Company deals fairly and honestly with its tenants. This means that our relationships with tenants are based on price, quality, service and reputation. Associates dealing with tenants must carefully guard their objectivity. Specifically, no Associate should accept or solicit any personal benefit from a tenant or potential tenant that might compromise, or appear to compromise, his or her objective assessment of the tenant. Associates can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see "Gifts and Entertainment" below for additional guidelines in this area.

RELATIONSHIPS WITH COMPETITORS

         The Company is committed to free and open competition in the marketplace and throughout all business dealings. Associates must avoid all actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. This includes misappropriation and/or misuse of a competitor's confidential information, tampering with a competitor's products or making false statements about the competitor's business and business practices.


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GIFTS AND ENTERTAINMENT

         The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions. In other words, gifts and entertainment may never be in exchange for information, treatment or opportunities that otherwise would not be given.

         It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or tenants only if the gift or entertainment could not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses must be properly accounted for on expense reports. The following specific examples may be helpful:

         o Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

                  o        The items are of reasonable value;

                  o The purpose of the meeting or attendance at the event is business related; and

                  o The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

                  Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, tenants or vendors.

         o Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

         o Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a birthday, graduation, promotion, new job, wedding, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

         o Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

         If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See "The Foreign Corrupt Practices Act and Other Laws Governing Our Business Internationally" for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries.

         You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to the Vice President of Human Resources, who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact the Vice President of Human Resources for additional guidance.


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PROTECTION AND USE OF COMPANY ASSETS

         All Associates should protect the Company's assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company's profitability. The use of the funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

         To ensure the protection and proper use of the Company's assets, each Associate should:

         o Exercise reasonable care to prevent theft, damage or misuse of Company property.

         o Promptly report the actual or suspected theft, damage or misuse of Company property to the Vice President of Human Resources.

         o Use the Company's voicemail, other electronic communication services or written materials for business-related purposes only and in a manner that does not reflect negatively on the Company or its customers.

         o Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

         o Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

         Associates should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company's electronic or telephonic systems or by written media. Associates and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

COMPANY RECORDS

         Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public. In addition, our records are the source of essential data that guides business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.


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         All Company records must be complete, accurate and reliable in all material respects. There is never a reason to make false or misleading entries. In addition, undisclosed or unrecorded funds, payments or receipts are strictly prohibited. Ask the Vice President of Human Resources if you have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

         We are a public company and are required to report our financial results and a great deal of financial and other information about our business to the public and the Securities and Exchange Commission (the "SEC"). We are also subject to various securities laws and regulations. It is our policy to promptly disclose accurate and complete information regarding the Company's business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and cause legal liability.

         Associates should be on guard for, and promptly report, evidence of improper financial reporting. Examples of suspicious activities that should be reported include:

         o Financial results that seem inconsistent with the performance of underlying business transactions;

         o Inaccurate Company records, such as overstated expense reports, or erroneous time sheets or invoices;

         o        Transactions that do not seem to have a good business purpose;
                  and

         o Requests to circumvent ordinary review and approval procedures.

         The Company's senior financial officers and other Associates working in the Accounting and Finance Departments have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. Such Associates must understand and strictly comply with generally accepted accounting principles as adopted by the Company and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts. Indeed, the SEC has adopted rules that prohibit officers or directors, and persons acting under their direction, from making any materially false, misleading, or incomplete statement to an accountant in connection with an audit or any filing with the SEC.

If an Associate believes that the Company has engaged in any type of questionable accounting or auditing activity, such Associate should report the allegations to the Vice President of Human Resources or use the Helpline and report the activity anonymously.


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COMPLIANCE WITH LAWS AND REGULATIONS

         Each Associate has an obligation to comply with the laws of the cities, states and countries in which the Company operates. We will not tolerate any activity that violates any laws, rules or regulations applicable to the Company. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from the Vice President of Human Resources.

         The Company has adopted an insider trading policy. Each Associate should be familiar with the provisions of the policy and shall limit trading in the Company's securities as provided in the policy. In addition, all directors and principal officers of the Company should be familiar with the federal and state securities laws related to trading and reporting of trading in the Company's securities, including under Section 16 of the Securities Exchange Act of 1934. The Company's policy on insider trading can be found in the Personnel Policies and Procedures Manual.

PUBLIC COMMUNICATIONS AND REGULATION FD

PUBLIC COMMUNICATIONS GENERALLY

         The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. It is our policy to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company's Investor Relations Department. The Investor Relations Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

COMPLIANCE WITH REGULATION FD

         In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for "fair disclosure"). Regulation FD provides that, when we disclose material, non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public. "Securities market professionals" generally include analysts, institutional investors and other investment advisors.


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         To ensure compliance with Regulation FD, we have designated the following officials as "Primary Spokespersons:"

         o        Chief Executive Officer

         o        Chief Financial Officer

         o        Chief Investment Officer

         o        Chief Operating Officer

         o        Vice President, Investor Relations

Only Primary Spokespersons are authorized to disclose information about the Company in response to requests from securities market professionals or stockholders. If you receive a request for information from any securities market professionals or stockholders, promptly contact the Investor Relations Department to coordinate a response to such request.

         Company Associates who regularly interact with securities market professionals are specifically covered by Regulation FD and have a special responsibility to understand and comply with Regulation FD. Contact the Vice President of Human Resources if you have any questions about the scope or application of Regulation FD. The Company also has a detailed policy on Regulation FD, which may be obtained from the Vice President of Human Resources or the Investor Relations Department.

THE FOREIGN CORRUPT PRACTICES ACT

         The Foreign Corrupt Practices Act (the "FCPA") prohibits the Company and its Associates and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

         Certain small facilitation or "grease" payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action. Governmental action is "routine" if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, "routine" functions would include setting up a telephone line or expediting a shipment through customs. To ensure legal compliance, all facilitation payments must receive prior written approval from the Vice President of Human Resources and must be clearly and accurately reported as a business expense.


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CONCLUSION

         This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact the Vice President of Human Resources or submit the questions to the Helpline. We expect all of Company Associates, regardless of their level or location, to adhere to these standards. Each Associate is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by the Vice President of Human Resources or someone in higher management. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct will subject you to disciplinary action, including possibly termination of employment.


Note: This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.


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